UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 9, 2007
MOBILE MINI, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7420 South Kyrene Road, Suite 101, Tempe, Arizona	85283

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(480) 894-6311
None

(Former name or former address, if changed since last report)
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Item 9.01 Exhibits
SIGNATURES
EX-99.01

Item 8.01. Other Events.
On April 9, 2007, Mobile Mini, Inc. (the “Company”) issued a press release announcing that it had commenced a cash tender offer for any and all of its outstanding 9 1/2% Senior Notes due 2013 (the “2013 Notes”). A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.
The tender offer and related consent solicitation is expected to be financed through the issuance of approximately $125 million in aggregate principal amount of new notes. In addition to several other general conditions, the Company’s obligation to accept for purchase, and to pay for, 2013 Notes validly tendered pursuant to the tender offer is conditioned upon there being validly tendered at least a majority of the aggregate principal amount of 2013 Notes outstanding and receipt by the Company from the issuance of new notes of net cash proceeds sufficient to fund (i) the purchase of all 2013 Notes validly tendered in the tender offer, (ii) a pay down on its credit facility of approximately $12.5 million and (iii) the payment of the fees and expenses related to the various refinancing transactions.
In addition to the tender offer and related consent solicitation and offering of new notes, the Company plans to seek to increase the borrowing limit under its credit facility from $350 million to $425 million.
Item 9.01 Exhibits
(d) Exhibits.
99.01 Registrant’s press release, dated April 9, 2007.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE MINI, INC.
Dated: April 9, 2007	/s/ Lawrence Trachtenberg
	Name:	Lawrence Trachtenberg
	Title:	Executive Vice President and Chief Financial Officer

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